Filed pursuant to Rule 433

Registration No. 333-212617

Issuer Free Writing Prospectus dated October 18, 2016

Relating to Preliminary Prospectus Supplement dated October 18, 2016

NIKE, Inc.

Pricing Term Sheet

Issuer:	NIKE, Inc.

Format:	SEC Registered

Trade Date:	October 18, 2016

Settlement Date (T+3):	October 21, 2016

Expected Ratings*:	A1 / AA-, Moody’s / S&P

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Citigroup Global Markets Inc. Deutsche Bank Securities Inc.

Co-Managers:

Goldman, Sachs & Co.

J.P. Morgan Securities LLC

RBC Capital Markets, LLC

Wells Fargo Securities, LLC

Barclays Capital Inc.

Credit Agricole Securities (USA) Inc.

ING Financial Markets LLC

Santander Investment Securities Inc.

Standard Chartered Bank

HSBC Securities (USA) Inc.

Loop Capital Markets LLC

The Williams Capital Group, L.P.

2.375% Notes due 2026

Securities:	2.375% Notes Due 2026

Principal Amount:	$1,000,000,000

Maturity Date:	November 1, 2026

Coupon:	2.375%

Price to Public:	99.858%

Yield to Maturity:	2.391%

Spread to Benchmark Treasury:	T + 65 basis points

Benchmark Treasury:	UST 1.500% due August 15, 2026

Benchmark Treasury Price and Yield:	97-26+; 1.741%

Interest Payment Dates:	May 1 and November 1, beginning May 1, 2017

Make-Whole Call:	T + 10 basis points prior to August 1, 2026

Par Call:	On or after August 1, 2026

CUSIP# / ISIN#:	654106 AF0 / US654106AF00

3.375% Notes due 2046

Securities:	3.375% Notes Due 2046

Principal Amount:	$500,000,000

Maturity Date:	November 1, 2046

Coupon:	3.375%

Price to Public:	98.899%

Yield to Maturity:	3.434%

Spread to Benchmark Treasury:	T + 93 basis points

Benchmark Treasury:	UST 2.500% due May 15, 2046

Benchmark Treasury Price and Yield:	99-29; 2.504%

Interest Payment Dates:	May 1 and November 1, beginning May 1, 2017

Make-Whole Call:	T + 15 basis points prior to May 1, 2046

Par Call:	On or after May 1, 2046

CUSIP# / ISIN#:	654106 AG8 / US654106AG82

* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, Citigroup Global Markets Inc. toll-free at 1-800-831-9146 or Deutsche Bank Securities Inc. toll-free at 1-800-503-4611.

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